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                                                                   EXHIBIT 10.26

                                [HOOVER'S LOGO]


                                 July 22, 2002


                                                                    CONFIDENTIAL

Re:  Severance Agreement

Dear       :

    The following letter (the "Severance Agreement") sets forth certain benefits and obligations relating to your employment with Hoover's, Inc. (the "Company"), including severance benefits to which you would be entitled under certain
circumstances in the event of the termination of your employment as       of the
Company.

1. SEVERANCE PAYMENTS. In the event of a Termination Upon Change of Control (as defined below), you will receive a total payment equal to twelve
    (12) months' salary at your then current rate, payable over twelve
    (12) months in accordance with the Company's regular payroll schedule. The applicable period of time of severance payments set forth in this Section 1 shall be referred to herein as the "Severance Payment Period." This
    Section 1 contains the only set of circumstances upon which you would be entitled to severance payments upon your termination of employment, regardless of reason.

2. TAX PAYMENTS. In the event that any payment or distribution by the Company to or for the benefit of you as a result of a Termination Upon Change of Control (whether paid or payable or distributed or distributable pursuant to the terms of this Severance Agreement or otherwise) (a "Payment") is determined by the Company or its designated auditors or accountants to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to you an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments.

3. ADDITIONAL EMPLOYEE BENEFITS. In addition to the severance payments described in Section 1 above, upon a Termination Upon Change of Control, you will be eligible for the following:

    a. If after termination you elect COBRA continuation coverage for health insurance, the Company will pay the difference in premiums between what you paid while employed at the Company and the actual cost of the COBRA

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       premiums, until the earlier of the date you are no longer eligible for
       COBRA or the conclusion of the Severance Payment Period.

    b. Bonus Payment: You will also be entitled to receive the pro rata portion of your bonus for the then-current fiscal year, calculated by determining the maximum bonus for which you would be eligible for such full fiscal year and multiplying such amount by the number of days in such fiscal year through the date of termination divided by 365. For purposes of determining the maximum bonus for which you would be eligible, such maximum bonus is currently set at fifty percent (50%) of your base salary for the fiscal year ending March 31, 2003; in the event that at any point in a subsequent fiscal year, the Company has not yet specified a bonus plan for you, then the maximum bonus to which you were entitled in the previous fiscal year will apply for the purposes of this Section.

4. EMPLOYEE RESTRICTIONS. We each recognize that due to the nature of your employment, and your relationship with the Company, you have and will continue to have access to, will continue to acquire, and will continue to assist in developing, Proprietary Information (as defined below) and additional confidential information with respect to its present and prospective services, technologies, systems, clients, customers, agents, and sales and marketing methods. You acknowledge that such information is of central importance to the Company's business and that disclosure of it to or its use by others could cause substantial loss to the Company. We each also recognize that an important part of your duties will be to develop good will for the Company through your personal contact with the Company's clients, and that there is a danger that this good will, a proprietary asset of the Company, may follow if and when your relationship with the Company is terminated.

    a. NONDISCLOSURE.

       i. You agree that throughout your employment with the Company, the Company has provided you with Proprietary Information, and that during the term of your employment with the Company and at any time thereafter, you will not disclose any Proprietary Information of the Company without the prior written consent of the President or Board of Directors of the Company, which may be withheld in their sole and absolute discretion, except in connection with your duties to the Company.

      ii. You also acknowledge that during the course of your continued employment with the Company, the Company will provide you with additional Proprietary Information. When and if the Company discloses additional Proprietary Information to you during your employment, you agree that an enforceable nondisclosure agreement, in addition to the nondisclosure agreement in Section (i) above, will be created at the time the Proprietary Information is actually provided to you ("Nondisclosure Agreement"). You agree that during your employment and thereafter, pursuant to such Nondisclosure Agreement, you will not disclose any Proprietary Information of the Company without the prior written consent of the President or Board of Directors of the Company, which may be withheld in their sole and absolute discretion, except in connection with your duties to the Company. You also agree that as of the time the Nondisclosure Agreement is formed, you will also be bound by the provisions of Sections 4(c)(i)-4(c)(ii) below.

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            You acknowledge that the Nondisclosure Agreement and the agreements not to compete contained in Sections 4(c)(i)-4(c)(ii) below will be made and entered into when the Company provides you with additional Proprietary Information. You further acknowledge and agree that the Company's conduct in providing you with Proprietary Information in exchange for your Nondisclosure Agreement gives rise to the Company's interest in restraining you from competing against the Company as set forth in Section 4(c)(i)-4(c)(ii) below (the "Non-Compete Agreement"), and that your agreement to the Non-Compete Agreement is designed to enforce your Nondisclosure Agreement.

     iii. You further acknowledge that all Records (as defined below) are and shall remain the exclusive property of the Company, and agree that upon termination of your employment with the Company you shall return all Records in your possession.

    b. During your employment with the Company, you will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes with the Company in the state of Texas, or in any other state in the United States, or in any country in the world, in the conduct of the business of the Company as conducted or as proposed to be conducted, nor shall you engage in any other activities that conflict with my obligations to the Company. Notwithstanding the foregoing, you are permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange or through Nasdaq.

    c. You agree that for 12 months following the termination of your employment for any reason:

       i. You will not directly or indirectly, in any jurisdiction where the Company is operating as of the date of your termination, whether as a partner, proprietor, employee, consultant, agent or otherwise, participate or engage in any business with any of the following companies without the prior written consent of the Company:

            a.  OneSource
            b.  Factiva
            c.  Multex/MarketGuide

      ii. You will be restricted from employment with the units of Bloomberg, Dun & Bradstreet, Reuters, Reed-Elsevier, Thomson, InfoUSA, Dow Jones or Yahoo, as well as any new entities, that are actively engaged in the provision of business information to users on a paid, subscription basis; provided that in order to enforce this non-competition restriction as against any additional entity other than those set forth in Sections (c)(i) above or this paragraph (an "Additional Entity"), the Company shall have given notice to you of the inclusion of such Additional Entity to the restricted employer list at least thirty (30) days prior to the date on which you were terminated; provided that if the existence of such new company does not become generally known within the business community until within 30 days of the date of your

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            termination, the Company shall have thirty (30) days from the earlier of the date on which it became aware of the existence of such entity, or the date on which it should reasonably have become aware of the existence of such entity based on publicly available information, to inform you of the application of this provision to such entity.

    d. You agree that for 12 months following the termination of your employment for any reason, you shall not, directly or indirectly:

       i. For your own account, or for the account of others, interfere with, solicit, or accept for yourself, or for the benefit of anyone other than the Company, as measured at the time of your termination, any of the clients or customers of the Company, or perform any services of any competitive nature in connection with said clients or customers for anyone other than the Company. The restrictions will not prohibit you from soliciting clients or customers of the Company with respect to the provision of products or services that are in no way competitive with any products and/or services offered by the Company at such time.

      ii. Urge any client or customer of the Company to discontinue business, in whole or in part, or not do business, with the Company.

     iii. Solicit, hire or arrange to hire any person who at the time of such hire or within three (3) months prior to the time of such hire was an employee of the Company, for yourself or for any business entity with which you may be, or may be planning to be, affiliated or associated with, or otherwise interfere with the retention of employees that the Company desires to retain as such.

    e. You expressly acknowledge and agree (i) that the restrictions set forth in this entire Section 4 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) that the protections afforded to the Company hereunder are necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for this Severance Agreement.

5.  DEFINITIONS.

    a. "Cause" is defined as any of the following, if they occur during the period of your employment with the Company:

       i. You have been or are guilty of (i) a criminal offense involving moral turpitude, (ii) criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), (iii) any act or omission the intended or likely consequence of which is material injury to the Company's business, property or reputation, and (iv) gross negligence or willful misconduct which continues uncured for a period of ten (10) days after you have received written notice from the Company;

      ii. You persist, for a period of ten (10) days after written notice from the Company, in a course of conduct reasonably determined by the Company to

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            be in material violation of your duties to the Company, including without limitation duties of care, loyalty and/or fiduciary duties;

     iii.   Your death; or

      iv. The continuous and uninterrupted inability to perform your duties on behalf of the Company, by reason of accident, illness, or disease, for a period of sixty (60) days from the first day of such inability to perform his duties.

    b. "Change of Control" is defined as follows:

       i. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company,
            (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company.

      ii. Individuals who, as of the date hereof, constitute the Board (the Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

     iii. Consummation of (x) a reorganization, merger or consolidation of the Company with or into another corporation, or (y) or the sale or other disposition of all or substantially all of the assets of the Company to another corporation (any event in (x) or (y) being a "Business Combination"), in each case, unless, immediately following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such

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            Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

      iv. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    c. "Termination Upon Change of Control" is defined as any of the following, if they occur within eighteen (18) months following a Change of Control:

       i.   The Company terminates your employment without Cause;

      ii. The Company reduces your base salary from its current level and you resign within 30 days of such action; or

     iii. The Company relocates your office more than fifty (50) miles from your current office and you resign within 30 days of such action.

    d. "Record" is defined as the Company's assets, including its:

       i. files, accounts, records, customer lists, logbook, documents, drawings, models, plans, specifications, manuals, books, forms, notes, reports, memoranda, studies, surveys, software, flow charts, data, computer programs, listing of source code, calculations, recordings, catalogues, compilations of information, correspondence, confidential data of customers and all copies, abstracts or summaries of the foregoing in any storage medium, as well as computers, computer equipment, laptops, instruments, tools, storage devices, disks, equipment and all other physical items related to the business of the Company (other than merely personal items of a general professional nature), whether of a public nature or not, and whether prepared by the employee or not.

    e. "Proprietary Information" is defined as follows: any confidential business or technical information or trade secrets of the Company which an employee acquires while employed by the Company, whether or not conceived of, developed or prepared by the employee or at his direction and includes:

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       i.   Any information or compilation of information concerning the
            Company's financial position, financing, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, investments, costs, profits, plans for future development, employees, prospective employees, research, development, formulae, patterns, strategy, inventions, plans, specifications, devices, products, procedures, processes, operations, techniques, software, computer programs or data;

      ii. Any information or compilation of information concerning the identity, plans, requirements, preferences, practices and methods of doing business on specific customers, suppliers, prospective customers and prospective suppliers of the Company;

     iii. Any other information or "know how" which is related to any product, process, service, business or research of the Company; and

      iv. Any information which the Company acquires from another party and treats as its proprietary information or designates as "Confidential," whether or not owned or developed by the Company.

      v. The identity, skills and compensation of employees, contractors, and consultants.

      vi. Information related to inventions owned by the Company or licensed from third parties.

            Notwithstanding the foregoing, "Proprietary Information" does not include any of the following:

            1. Information which is publicly known or which is generally employed by the trade, whether on or after the date that an employee first acquires the information;

            2. General information or knowledge which an employee would have learned in the course of similar work elsewhere in the trade; or

            3. Information which an employee can prove was known by the employee before the commencement of the employee's engagement by the Company.

6. CHOICE OF LAW; ARBITRATION--This Severance Agreement shall be governed by the laws of the State of Texas. Any disputes arising hereunder or otherwise related to your employment shall be resolved via arbitration pursuant to the rules of the American Arbitration Association to be held in Austin, Texas.

7.  SEVERABILITY.

    a. Both parties acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

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    b. You specifically agree that the Non-Compete Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of the Non-Compete Agreement is too broad to be enforced as written, the Company and you intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, any provision of the Non-Compete Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

8. GENERAL. This Severance Agreement is entered into in consideration of your continued employment with the Company, the Company's current and continued disclosure to you of Proprietary Information, the specialized training that you are receiving as a result of your employment with the Company, and the restrictions described in Section 4. The severance arrangements described herein are the sole benefits to which you may be entitled to in the event of the termination of your employment, and this Severance Agreement supersedes any prior oral or written communications with respect thereto. Each of the Company's obligations to provide payments and benefits upon severance described herein are conditioned upon your execution and return of a release of any and all claims that you may have against the Company arising out of your employment. This Severance Agreement does not create any right to continuing employment with the Company, and your employment relationship shall continue to be on an at-will basis.

                    , the Board of Directors and I appreciate you service to Hoover's and look forward to your continuing contribution to our success. Please sign where indicated below to indicate your agreement to the terms of this Severance Agreement.

                                          Very truly yours,



                                          Jeffrey R. Tarr
                                          Chairman and CEO


ACCEPTED AND AGREED


_____________________________